Exhibit 10.5

Arastra, Inc., 159 Cowper St. Palo Alto, CA 94301

Kenneth Duda

[home address]

October 17, 2004

Dear Ken,

On behalf of Arastra, Inc. (“the Company”), I am pleased to offer you a full-time position as Vice President of Engineering, effective November 1, 2004. The terms of this offer are as follows:

1. Salary: The Company will pay you a salary of $130,000 per year in accordance with the Company’s standard payroll policies.

2. Benefits: During the term of your employment, you will be eligible to participate in all of the Company’s standard vacation and other benefits covering employees.

3. Stock: Subject to a separate Stock Option Agreement and approval by the Company’s board of directors, you will be granted a stock option to purchase 800,000 Shares of the Company’s Common Stock under the Company’s stock option plans. This stock option shall vest over four years with 25% of the shares vesting upon the first anniversary of your employment and the remainder at the rate of 1/48th per month thereafter.

Your employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee, except by way of written agreement expressly altering the at-will employment relationship and signed by you and by the Company’s President.

This offer, and any employment pursuant to this offer, is conditioned on your ability to prove your ability to work in the United States of America, your signed Employment, Confidential Information and Invention Assignment Agreement, and your consent to reference and background checks. By signing and accepting this offer, you represent and warrant that you are not subject to any other legal obligation that prevents you to be employed with or to provide services to the Company.

This letter and the Arastra Employee Proprietary Information and Inventions Agreement set forth the terms of your employment with the Company and supersede any prior representations and agreements, whether written and oral. This letter may not be modified or amended, except by a written agreement, signed by both you and the Company’s president. This agreement is governed by California law. If any provision of this agreement is held invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable.

Sincerely,

/s/ Les Poltrack
Les Poltrack
President, Arastra, Inc.

Accepted:	/s/ Kenneth Duda	Date:	11/1/2004